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                                                              EXHIBIT 10(o)(iv)
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                       K N ENERGY, INC. BY-LAW PROVISION
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                                  ARTICLE XII

                         SPECIAL MANAGEMENT PROVISIONS

         Section 1. General. The provisions of this Article XII of the By-Laws have been adopted by the Board of Directors of the Corporation pursuant to that certain Agreement of Merger by and between the Corporation, KNE Acquisition Corporation, a Delaware corporation, and American Oil and Gas Corporation, a Delaware corporation dated March , 1994 (the "Merger Agreement"). Capitalized terms used in this Article XII not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement. The provisions of this Article XII shall be effective from and after the Effective Time notwithstanding any other provisions of these By-Laws to the contrary. In the event of a conflict between the provisions of this Article XII and other provisions of the By-Laws, the provisions of this Article XII shall control.

         Section 2. Management Committee. The Corporation shall establish a Management Committee consisting of four (4) members of the Board of Directors. The initial members of the Management Committee shall consist of David M. Carmichael (who shall serve as the Chairman), Charles W. Battey, Edward H. Austin, Jr. and Larry D. Hall. The initial directors serving on the Management Committee shall serve for a term which shall end upon the earlier of
(i) the date of such director's resignation, removal or failure to stand for reelection to the Board of Directors, and (ii) the date of the Corporation's annual meeting of stockholders in the year 1996. The duties delegated by the Board of Directors to the Management Committee shall consist of (w) oversight and direction of management decisions with respect to the day-to-day operations of the Corporation and its subsidiaries, (x) oversight and direction of matters relating to the integration and consolidation of the business, operations and assets of the Corporation with those of American Oil and Gas Corporation and its subsidiaries, (y) the duties, powers and procedures heretofore delegated to the Executive Committee in Article VI of these By-laws, and (z) such additional duties as are from time to time delegated to the Management Committee by the Board of Directors. The Corporation shall not have an Executive Committee.

         Section 3. Vice-Chairman. The office of Vice-Chairman of the Board shall be established by the Board of Directors. The Vice-Chairman shall perform the duties of the Chairman of the Board as provided in these By-Laws in the Chairman's absence and such additional duties as the Board of Directors may prescribe from time to time.

         Section 4. Chief Executive Officer/Chief Operating Officer. The Board of Directors may elect only the Chief Executive Officer or the Chief Operating Officer as President of the Corporation. The Chief Operating Officer shall be elected by the Board of Directors upon recommendation of the Management Committee.


         Section 5. Cabot Director. For so long as Cabot Corporation shall continue to own beneficially (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission) 10% or more of the issued and outstanding voting stock of the Corporation, Cabot Corporation shall have the right to designate one person to serve as an advisory director of the Corporation. In the event beneficial ownership of Cabot Corporation of the issued and outstanding voting stock of the Corporation falls below 10% but constitutes more than 5%, the Board of



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Directors shall appoint the Cabot Corporation advisory director as a full director, to serve the then remaining term of a Class II director. For so long as Cabot Corporation continues to own beneficially less than 10% but more than 5% of the issued and outstanding voting stock of the Corporation, the Board of Directors shall nominate a Cabot Corporation designee (provided that such nominee is otherwise qualified as required by the Bylaws) for election by the Corporation's shareholders as a director. The Corporation shall at all times during which Cabot Corporation shall beneficially own in excess 10% of the issued and outstanding voting stock of the Corporation, maintain a vacancy on its Board of Directors for such Cabot designee.

         Section 6. Terms of Office for Certain Officers. The persons designated as of the Effective Time to hold the offices of Chairman of the Board, Vice Chairman of the Board, President, Chief Executive Officer and Chairman of the Management Committee will be elected to terms commencing as of the Effective Time and terminating on the date of the Corporation's annual meeting of stockholders in 1996. After such date, notwithstanding any other provision of this Article XII to the contrary, such officers shall be elected by majority of the Board of Directors.

         Section 7. Vacancies in Certain Offices. Any vacancy arising following the Effective Time and prior to the Corporation's Annual Meeting of Stockholders in 1996, in the offices of the Chairman of the Board, Vice-Chairman of the Board, President, Chief Executive Officer or Chief Operating Officer, or on the Management Committee or the Chairman of the Management Committee, shall be filled by the Board of Directors upon recommendation by a Special Nominating Committee of the Board of Directors.
The Board of Directors shall by majority vote establish a Special Nominating Committee in the event of a vacancy in any of the foregoing positions. The Special Nominating Committee shall consist of four directors, two of whom shall be designated by the Board of Directors from the directors of the Corporation who served as a director prior to the Effective Time, and two of whom shall be designated by the directors designated by American Oil and Gas Corporation in the Merger Agreement.

         Section 8. Continuation of Retirement Policy. The Corporation shall continue its present retirement policy that officers of the Corporation (including the Chairman of the Board, Vice-Chairman of the Board, President and Chief Executive Officer or Chief Operating Officer) shall be ineligible and cease to serve as an officer of the Corporation as of the first of the month coincident with or next following his or her 65th birthday.

        Section 9. Super-Majority Vote. For purposes of this Article XII, the term "Super-Majority Vote" shall mean the affirmative vote of at least 12 of a 14-member Board of Directors; at least 11 of a 13-member Board of Directors; at least 10 of a 12-member Board of Directors; at least 9 of an 11-member Board of Directors; or in all other cases, the affirmative vote of a number of directors equal to at least 85% of the total number of directors. A Super-Majority Vote shall be required for the following actions to be taken by the Board of Directors; (i) amendment, modification or revocation of any provision of this Article XII; (ii) amendment, modification or revocation of the current retirement policy of the Corporation; and (iii) any increase in the number of members to serve on the Board of Directors; provided that, no Super-Majority Vote shall be required for any such action taken by the Board of Directors from and after the date of the annual stockholders meeting for 1997.